Capital, Inc.
                       [LOGO] OLD MUTUAL   Fund Services
                                           Investment Partners
                                           Shareholder Services


                                 CODE OF ETHICS

                                       AND

                             INSIDER TRADING POLICY

                            OLD MUTUAL CAPITAL, INC.
                         OLD MUTUAL INVESTMENT PARTNERS
                         OLD MUTUAL FUND SERVICES, INC.
                      OLD MUTUAL SHAREHOLDER SERVICES, INC.


DATED:  SEPTEMBER 2006


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OVERVIEW

This Code of Ethics and Insider Trading Policy (collectively, the "Code") is intended to provide guidance to employees and affiliates of Old Mutual Capital, Inc., Old Mutual Investment Partners, Old Mutual Shareholder Services, Inc. and Old Mutual Fund Services, Inc. (collectively, "Old Mutual Denver") regarding the standards to which we are held because of our participation in the financial services industry.

Our industry is highly regulated. Many of the requirements contained in this Code are included because of specific regulatory standards imposed by the Securities and Exchange Commission, the NASD or other regulators. Specific regulatory mandates are only a part of the framework of the Code. Every person associated with Old Mutual Denver has a fiduciary duty to our clients. Fiduciary duty is a complex legal concept that is difficult to define precisely; broadly, it means placing our clients' interests above our own. For purposes of this Code, the term "client" is broadly defined, and includes not only the mutual funds advised, administered and distributed by Old Mutual Denver, but the shareholders of those mutual funds. How Old Mutual Denver is publicly perceived is also important. Our reputation for integrity is one of the most important assets that we have.

The standards that Old Mutual Denver seeks to maintain are that its personnel and affiliates avoid even the appearance of impropriety, honor their fiduciary obligations and follow relevant regulatory standards.

This Code is designed to be a roadmap to achieving that standard. It addresses five main areas:

      o     Avoiding Conflicts of Interest;

      o Restrictions on the use of Material Nonpublic Information, including "insider trading";

      o Confidentiality of information obtained while you are affiliated with Old Mutual Denver;

      o Public disclosure of information about Old Mutual Denver and its clients; and

      o     The buying and selling of securities by Old Mutual Denver personnel.

The first of these areas deals with broad potential and actual conflicts of interest, including specific dos and don'ts designed to avoid both. The remaining four focus on the legal and regulatory obligations of Old Mutual Denver and its personnel in the areas of inside information and trading on or disclosing that information, which are potential conflict of interest areas that are highly regulated.

ASK FIRST

If you have questions regarding the Code or any particular transaction under the Code, call the Chief Compliance Officer(1) of Old Mutual Denver BEFORE you act.

AVOIDING CONFLICTS OF INTEREST

To a greater or lesser degree, all provisions of this Code address conflicts of interest and potential conflicts of interest. A conflict or potential conflict of interest is a situation where your interests may not coincide with those of our clients, including the shareholders of the mutual funds advised, administered and/or distributed by Old Mutual Denver (the "Old Mutual Funds"). The nature of our business allows many opportunities for conflicts to arise, and regulators have prohibited or sharply regulated many areas in an effort to minimize actual and potential conflicts. A conflict of interest, in turn, can lead to a breach of the fiduciary duty owed to our clients.


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ACTION BY OLD MUTUAL DENVER

Because violations of the Code could result in regulatory sanctions or other action against Old Mutual Denver, if you violate provisions of this Code, you may additional action from Old Mutual Denver itself, up to and including termination of employment.

Compliance with all of the provisions of the Code is a condition of employment of Old Mutual Denver. Taking into consideration all relevant circumstances, management of Old Mutual Denver will determine what action is appropriate for any breach of the provisions of the Code. Possible actions include letters of sanction, disgorgement of trading profits, suspension or termination of employment or removal from office.

Reports filed under to the Code will be maintained in confidence but will be reviewed by Old Mutual Denver and/Boards of Trustees of the Old Mutual Funds in order to verify compliance with the Code. Additional information may be required to clarify the nature of particular transactions.

SPECIFIC DOS AND DON'TS

Fiduciary principles require that we put the interests of our clients first and foremost. In addition, Old Mutual Denver and its affiliates and the ultimate owners of these companies, the shareholders of Old Mutual plc, also require our loyalty. NONE OF US MAY ACT IN A MANNER THAT IS CONTRARY, OR APPEARS TO BE CONTRARY, TO THE BEST INTERESTS OF OUR CLIENTS, OLD MUTUAL DENVER AND OLD MUTUAL PLC. Specifically:

      o OUTSIDE EMPLOYMENT. For full-time employees of Old Mutual Denver, it is expected that their position with the company is their primary employment. Any outside activity must not interfere with an employee's ability to properly perform his or her job responsibilities. Personnel contemplating a second job must notify their supervisor immediately. The supervisor must thoroughly discuss this opportunity with the employee to ensure it will not interfere with job performance at Old Mutual Denver, nor pose a conflict or potential conflict of interest. Written approval from your supervisor is required before accepting such a position, as well as written approval from the Chief Compliance Officer.

      o SERVICE AS AN OFFICER, DIRECTOR OR TRUSTEE. You may not serve as a member of the board of directors or trustees, or as an officer, of any publicly-held company without the prior written approval of the Chief Compliance Officer, based on a determination that such service would not be inconsistent with the interests of the clients of Old Mutual Denver. Because of the potential for real or apparent conflicts of interests, such service is strongly discouraged.

      o GIFTS. Regulators require that Old Mutual Denver monitor the receipt and giving of gifts. The regulatory concern is that the receipt or giving of gifts, or excessive entertainment or favors could interfere with fiduciary judgment.

            You may not accept excessive gifts, entertainment or favors from current or prospective customers or suppliers of Old Mutual Denver and its affiliates. Cash gifts and checks or gift certificates convertible into cash are always inappropriate and must never be accepted. Other gifts up to $100 in retail value may be accepted if Old Mutual Denver is certain that there is no conflict of interest or appearance of any conflict of interest raised by the gift(s). If you receive a gift over a $100 retail value, you must submit a written report to your supervisor, and such reports are reviewed by the Chief Compliance Officer. Old Mutual Denver reserves the right to require you to return any gift if it determines such return is appropriate under the circumstances. Invitations for excessive or extravagant entertainment must be declined. If such entertainment is accepted inadvertently, it must be reported in writing in accordance with the above guidelines.

            Similarly, in situations where you present a gift, entertainment, or other accommodation to a current or prospective customer or supplier, you must use careful judgment. Any such gift, entertainment or accommodation selected must be appropriate and not
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            excessive. Prior approval from the Chief Compliance Officer is required before purchasing a gift with a retail value over $100 or if the presentation of a gift combined with other gifts given to the same client during the calendar year would exceed $100. Reports should include name of donor; title or position; department; name of recipient, description of gift; date presented; and actual value.

      o Federal law prohibits you from directly or indirectly using any act, device, scheme, artifice, practice or course of conduct to defraud, mislead or manipulate any client in connection with the purchase or sale of a security. Federal law also prohibits you from making any untrue statement of material fact to any client, or from omitting to state a material fact necessary in order to make the statement made to any client not misleading under the circumstances.

      o Similarly, you may not, directly or indirectly use any act, device, scheme, artifice, practice or course of conduct to defraud, mislead or manipulate any client in connection with the allocation of brokerage. ALLOCATION OF BROKERAGE AND SOFT DOLLARS TO BROKERS IN EXCHANGE FOR THE SALE OF MUTUAL FUND SHARES OR THE PROMOTION OF ANY OTHER INTEREST IN SECURITIES, EVEN IF THEY ARE NOT SHARES OF THE MUTUAL FUNDS ADVISED, ADMINISTERED AND/OR DISTRIBUTED BY OLD MUTUAL DENVER IS PROHIBITED BY SEC REGULATION. Although Old Mutual Denver does not allocate brokerage itself, seeking such allocation information from sub advisers or providing it to others is prohibited.

      o You may never intentionally make, or intentionally cause to be made, a false statement in a filing made by Old Mutual Denver with a regulatory agency. Similarly, you may never intentionally make a false statement to a federal agency (such as the Securities and Exchange Commission). Both such actions are felonies under federal law.

      o Any personal investment, interest in or relationship to a vendor or supplier with whom Old Mutual Denver does business must be disclosed. You may not negotiate or make decisions regarding Old Mutual Denver's business with those companies unless you first disclose such interest to the Chief Compliance Officer and have obtained prior approval from the Chief Compliance Officer to be involved in such negotiations or decision-making.

      o DO NOT RECOMMEND ANY TRANSACTION IN A SECURITY FOR ANY CLIENT. OLD MUTUAL DENVER PROVIDES INFORMATION, NOT INVESTMENT ADVICE. SIMILARLY, OLD MUTUAL DENVER DOES NOT PROVIDE TAX ADVICE.

HOTLINE

If you have concerns about conflicts or potential conflicts of interest, please raise them with your supervisor or with the Compliance Department. Old Mutual Denver cannot address such issues or concerns unless it knows about them. It is in the best interest of all of us to identify and resolve such issues promptly. No retaliation will occur for good faith reporting of relevant concerns. If you believe that a violation of the Code has occurred or is about to occur, you are required by law to report it.

Old Mutual Denver recognizes that some people may feel uncomfortable raising issues about conflicts of interest or other matters in person, especially if they question the propriety of something that is occurring. Although you are encouraged to raise these points openly with your supervisors, there are alternative ways to raise these issues.

Complaints or concerns about compliance, potential fraud, conflicts of interest that would impact our business or similar matters should be addressed to the Chief Compliance Officer. Our parent company, Old Mutual (US) Holdings ("OMUSH"), has arranged for a toll-free hotline that is administered by Deloitte & Touche and Brian Adams & Associates, a security management firm. Employees can call the hotline (800-249-8145) and report issues or raise concerns on an anonymous basis. Matters reported on this line are forwarded to the Chief Compliance Officer of Old Mutual Denver, who has been designated as an ombudsman to resolve such concerns, as well as to the General Counsel of OMUSH.
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The Audit Committee and Boards of Trustees of the Old Mutual Funds as well as the management of Old Mutual Capital wish to ensure that the financial and non-financial information disclosed by the Fund in reports to shareholders, is recorded, processed, summarized and reported fairly and accurately within the required time periods. An employee that has any concerns with respect to the financial reporting, auditing or disclosure issues relating to the Old Mutual Funds, can contact the Chairs of the Audit Committees of those Funds on a confidential and anonymous basis, to report these concerns. At this time, the chair of the Audit Committees of the Funds is John Bartholdson, who can be reached at (610) 251-1000.

INSIDER TRADING

SCOPE

The provisions of the Insider Trading Policy apply to all directors, officers and employees of Old Mutual Denver and their "Related Persons."

INSIDER TRADING -- SOME SHORT DEFINITIONS

It is illegal to buy or sell a company's securities, including shares of the Old Mutual Funds, if you possess Material Nonpublic Information (defined below) about the issuer or its securities. This conduct is known as "insider trading." Passing on Material Nonpublic Information to someone else who may buy or sell securities to which the information relates is also illegal. This conduct is known as "tipping."

For purposes of the Insider Trading Policy, "securities" includes puts, calls, short positions and other derivative instruments that derive their value from the market value of traditional securities.

   "MATERIAL" INFORMATION

Information should be regarded as material if it could be important to decisions to buy, sell or hold an issuer's securities. ANY INFORMATION THAT COULD REASONABLY BE EXPECTED TO AFFECT THE PRICE OF COMPANY SECURITIES IS "MATERIAL." Material information can be positive or negative, and can relate to historical facts, projections, or future events.

During the ordinary course of business, Old Mutual Denver personnel can learn material information about many companies and securities, particularly portfolio securities held in the mutual funds advised, administered and/or distributed by Old Mutual Denver. Material information can pertain to a company as a whole, or to divisions or subsidiaries of a company. "ISSUING COMPANY" INCLUDES THE MUTUAL FUNDS ADVISED, ADMINISTERED AND/OR DISTRIBUTED BY OLD MUTUAL DENVER (THE "OLD MUTUAL FUNDS"), AND SHARES OF THE OLD MUTUAL FUNDS ARE SECURITIES OF THOSE MUTUAL FUNDS. TRADING ACTIVITY BY, OR THE DAY TO DAY PORTFOLIO CONTENT OF, THE OLD MUTUAL FUNDS IS MATERIAL INFORMATION. THEREFORE, INSIDER TRADING PRINCIPLES AND RESTRICTIONS APPLY TO YOUR HOLDINGS IN THE OLD MUTUAL FUNDS. Old Mutual plc is also an "issuing company," and insider trading restrictions apply to trades in our parent company, as well.

Other information not specifically related to these mutual funds may also be material. Ordinarily, Old Mutual Denver personnel do not have regular access to such information. However, for general reference purposes, information dealing with these subjects is usually material:

            Financial Related Subjects:

            o     Financial results
            o     Information regarding dividends and distributions
            o     Changes in earnings forecasts
            o     Unusual significant gains, losses or charges
            o     Significant write-downs in assets
            o     Significant changes in revenues
            o     Significant liquidity issues


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            o     Changes in dividends
            o     Stock splits
            o     Stock repurchases
            o     Changes in debt ratings
            o     Significant new equity or debt offerings

            Corporate Developments:

            o Proposals, plans or agreements, even if preliminary in nature, involving significant mergers, acquisitions, divestitures, recapitalizations, or strategic alliances
            o     Major changes in directors or executive officers

            Product Related Subjects:

            o     Important new product offerings
            o Significant developments related to a company's product offerings
            o Significant developments related to a company's distribution relationships
            o     Significant developments related to intellectual property
            o     Mutual fund portfolio holdings

            Other Subjects:

            o     Developments regarding significant litigation
            o     Developments regarding government agency actions
            o     Execution or termination of significant contracts

         Mutual Fund Specific Developments:

            o     Pending changes of advisers or sub advisers
            o     Unusual or unexpected dividends
            o     Changes of portfolio managers
            o Settlements of class action litigation or similar matters that could impact NAV

This list is not all-encompassing. Many other types of information may be considered material. And there are many ways that you can inadvertently obtain such information. For example, a vendor talking to you about his or her company may give you inside information about that company, or you may have a casual conversation at a restaurant with someone who offers you a "hot tip" about the company he or she works for. When in doubt about whether particular information is material, consult with the Chief Compliance Officer.

      "NONPUBLIC" INFORMATION

Information is "nonpublic" if it is not available to the general public. In order for information to be considered "available to the general public," it must have been widely disseminated in a manner designed to reach investors. This is generally done by the company issuing a press release, making a publicly-available filing with the Securities and Exchange Commission ("SEC") or posting on a publicly-available, non-password protected website. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

Even after public disclosure of material information regarding a company, an insider with knowledge of the information must wait a period of at least two full trading days after the publication for the information to be absorbed before that person can treat the information as public.

For purposes of the Code, a full trading day means from the opening of trading on the New York Stock Exchange to the closing of trading on the NYSE that day. Accordingly, if an announcement is made before the commencement of trading on a Tuesday, an employee in possession of such information may trade in that


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issuer's securities starting on Thursday of that week (subject to any applicable blackout period and assuming the employee is not aware of other Material Nonpublic Information about the issuer at that time), because two full trading days would have elapsed by then (all of Tuesday and Wednesday).

      "MATERIAL NONPUBLIC INFORMATION" IS "INSIDE INFORMATION"

Material Nonpublic Information is information that is not known to the general public, that, if known, could reasonably be expected to affect the price of an issuer's securities, or be considered important in deciding whether to buy, sell or hold a security. It usually is called "inside information."

      "TIPPING"

Tipping is the disclosure of Material Nonpublic Information to another person, enabling the second person to trade on that information. Tipping can result in liability for both the tipper and tippee.

CONSEQUENCES OF FAILURE TO COMPLY WITH CODE PROVISIONS ON INSIDER TRADING

COMPLIANCE WITH THE PROVISIONS OF THE CODE RELATING TO PERSONAL SECURITIES TRANSACTIONS DOES NOT EXCUSE NON COMPLIANCE WITH THE INSIDER TRADING PROHIBITIONS. IF YOU HAVE MATERIAL NON-PUBLIC INFORMATION, YOU ARE NEVER PERMITTED TO TRADE ON IT, EVEN IF THE TRADE WOULD OTHERWISE BE PERMISSIBLE UNDER THE PERSONAL SECURITIES TRANSACTIONS PROVISIONS OF THE CODE.

      EXTERNAL PENALTIES

Legal penalties for trading on or tipping Material Nonpublic Information are severe. They include criminal fines, civil fines of several times the profits gained or losses avoided, imprisonment and private party damages. The penalties also may apply to anyone who directly or indirectly controlled the person who committed the violation, including the employer and its management and supervisory personnel. Significant penalties have been imposed even when the disclosing person did not profit from the trading.

CONFIDENTIAL INFORMATION

      GENERAL PROHIBITIONS

Material Nonpublic Information is only one type of confidential information. Our clients, shareholders, affiliates and suppliers entrust Old Mutual Denver with important information relating to their personal and business matters. The nature of this relationship requires strict confidentiality and trust. All employees must sign a Confidentiality Agreement at the time they are hired and this agreement carries an obligation to maintain strict confidentiality, even after you leave Old Mutual Denver.

Even casual remarks can be misinterpreted and repeated; therefore, employees should develop the personal discipline necessary to maintain confidentiality. A violation of confidentiality can seriously injure Old Mutual Denver's reputation and effectiveness. Therefore, personnel are not to discuss confidential Old Mutual Denver business with anyone who does not work for Old Mutual Denver. If you become aware of anyone breaking this trust, you should report it to your supervisor immediately.

If someone outside Old Mutual Denver or your department asks questions regarding confidential matters, you are not required to answer. You should refer the request to your department supervisor.


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No one is permitted to remove or make copies of any Old Mutual Denver records, reports or documents without prior approval from your supervisor.

      PUBLIC DISCLOSURE OF INFORMATION ABOUT OLD MUTUAL DENVER AND ITS FUNDS

If any director, officer, employee, agent, or consultant of Old Mutual Denver receives any inquiry from the outside, such as from the media, a stock analyst or investors, for information that may be nonpublic information (particularly financial results, portfolio holdings information or projections regarding the Old Mutual Funds), the inquiry must be referred to [Mike Mathies]. In communicating with analysts and the general public, Old Mutual Denver will observe the following practices:

      o Unscheduled communications to analysts or the general public regarding the Old Mutual Funds or Old Mutual Denver should be made only by David Bullock or Mark Black, or by Old Mutual Denver's outside public relations firm.

      o Shareholders seeking information regarding the Old Mutual Funds should be transferred to Old Mutual Shareholder Services.

      o Old Mutual Denver will not issue projections of, or comment on, future investment performance of itself or any of its products, including the Old Mutual Funds.

      o Information regarding securities held in the portfolios of the Old Mutual Funds may be released ONLY if the provisions of the Holdings Disclosure Policy are followed.

      o Disclosure of information about clients, including Old Mutual Fund shareholders, is subject to the provisions of our Privacy Policy. Generally, that policy prohibits any such disclosure except in very narrowly defined circumstances.

      CONFIDENTIALITY OF NONPUBLIC INFORMATION ABOUT OLD MUTUAL DENVER AND ITS AFFILIATES

Nonpublic information relating to Old Mutual Denver its advisory affiliates and the Old Mutual Funds is the property of Old Mutual Denver or those affiliated entities, and the unauthorized disclosure of such information is not permitted.

PERSONAL SECURITIES TRADING

Persons employed in the financial services industry are subject to regulatory restrictions on the purchase and sale of securities for their own accounts. In addition, as part of its obligations under the securities laws, Old Mutual Denver is required to maintain information about the securities trading activity of its personnel. These restrictions and reporting requirements are imposed by the SEC and other regulators on the assumption that industry employees have a greater opportunity for access to Material Nonpublic Information than do employees in other types of businesses, and, therefore, a greater potential to misuse that information.

The insider trading provisions in this Code and the following limitations on your personal securities trading are designed to prevent violations of the securities laws, as well as to avoid the appearance of impropriety by Old Mutual Denver personnel. All of your personal securities trading must be consistent with the provisions of this Code.

      ANSWERS TO FREQUENTLY ASKED QUESTIONS ABOUT PERSONAL SECURITIES TRADING

      o PROVISIONS OF THE CODE APPLY TO ALL OLD MUTUAL DENVER PERSONNEL, AS WELL AS TO THEIR "RELATED PERSONS," which includes spouses, children or any other person living at your residence. A fuller description of "Related Persons" appears below.

      o Provisions of the Code apply to all securities transactions. "Securities" include traditional stocks, bonds, fixed income instruments and mutual funds (which have somewhat different rules surrounding trading) as well as related securities, such as options, warrants, synthetic securities, or any other instrument whose value directly fluctuates as a result of a change in value of another security. Note that trading in put and call options, or short sales of securities, may raise issues. If the purchases or sale requires pre-clearance under the Code, it is highly likely that the closing of such positions also will require pre-clearance. In some circumstances, closing such a position may not be approved, and you could sustain losses.

      o You may NEVER buy or sell a security, including shares of Old Mutual Funds, if you are aware of Material Nonpublic Information. This prohibition applies to transactions that you may authorize or advise for any personal securities account that you or a "Related Person" own, in whole or part, or over which you have control or substantial influence.

      o You may not buy or sell any security if that transaction could cause a conflict of interest or an appearance of a conflict of interest in relation to your position with Old Mutual Denver.

      o Access Persons must pre-clear all Personal Securities Transactions involving publicly traded securities of individual companies not meeting the DE MINIMIS exception. Pre-clearance does not apply to Affiliated Persons or to Independent Directors THE REPORTING PROVISIONS OF THE CODE APPLY TO ALL ACCESS PERSONS AND AFFILIATED PERSONS.

      o The DE MINIMIS exception (described below) does not exist for purchases and sales of the Old Mutual Funds.

      o The restrictions with respect to the purchase and sale of the Old Mutual Funds shares do not apply to purchases and sales of affiliated mutual funds and investment products that are not part of the Old Mutual Funds. "Affiliated" products are those investment vehicles offered by affiliates of Old Mutual Denver, but which Old Mutual Denver does not advise, administer or distribute. Affiliated products must be held at least 60 days before selling at a profit, and must be reported. Purchases of affiliated products do not require pre-clearance.

      o Any investment in an Old Mutual Fund must be held for at least 90 days before you can sell it at a profit, and any sale must be pre-cleared according to the procedures set forth below. Unless the transaction fits into one of the exceptions listed below, a pre-clearance authorization must be obtained before purchasing or selling any security. An investment in other securities must be held at least 60 days before you can sell it at a profit. Exceptions must receive prior approval from the Compliance Department and will be limited to hardship or other unusual circumstances.

      PERSONS COVERED

This Code does not cover the Trustees of the Old Mutual Funds, who are subject to the Funds' Codes of Ethics. Similarly, it does not cover personnel employed by sub-advisers to the Old Mutual Funds, who are subject to the provisions of their firms' respective Codes of Ethics.

It does cover all persons employed by Old Mutual Denver. For purposes of this Code, Old Mutual Denver personnel are in one of three categories:

      o ACCESS PERSONS regularly have, or can easily obtain, non-public information regarding client portfolios and transactions. They have the most restrictions surrounding their activities. A list of Access Persons, which may be modified from time to time, is attached to this Code.

      o AFFILIATED PERSONS do not have access to such information. Most employees of Old Mutual Denver are Affiliated Persons.

      o INDEPENDENT DIRECTORS are those persons who sit on the Boards of Directors of the various Old Mutual Denver companies (including the Boards of Trustees of the Old Mutual Funds), but are not employees of Old Mutual Denver, do not maintain physical offices at Old Mutual

            Denver and have no regular access to, or need for, portfolio information.

      o RELATED PERSONS generally include persons or accounts with a personal or financial relationship with someone in the other three categories. For most people, "Related Persons" include spouses and children. The term also includes:

      o Accounts in your name, in whole or part, including any joint account, family account and self-directed account, that hold securities;

      o Accounts in the name of your spouse and minor children living in your household;

      o Accounts of any other member of your household for which you exercise control or substantial influence;

      o Accounts of any other relatives (of you or your spouse or domestic partner) for which you exercise control or substantial influence;

      o Trust accounts and similar arrangements for which you act as trustee or otherwise exercise substantial influence, such as UGTMA accounts for your children;

      o Trust accounts and similar arrangements which benefit you directly or indirectly (but excluding accounts for which you do not substantially influence investment policy or other decisions, directly or indirectly);

      o Corporate accounts controlled, directly or indirectly, by you, such as corporate pension, benefit or investment accounts; and

      o Accounts in the name of unrelated third parties, such as a civic or religious organization or investment clubs, if you make investment decisions for those accounts.

Under the federal securities laws, relationships or accounts that fall into these categories are "Related Persons," and are subject to the same restrictions on trading as actual Old Mutual Denver personnel. YOU ARE RESPONSIBLE FOR INSURING THAT YOUR RELATED PERSONS COMPLY WITH THE PROVISIONS OF THE CODE.

      INITIAL DISCLOSURE OF PERSONAL SECURITIES HOLDINGS

Each Access Person and Affiliated Person must disclose to the Compliance Department on an Initial Holdings Report securities holdings in which he or she or a Related Person has a beneficial interest no later than 10 business days after commencement of employment or affiliation with Old Mutual Denver. Data provided must be as of a date no earlier than 45 days before the date of employment of the new employee. You need not report holdings of:

      o direct obligations of the U. S. government (US. treasury bills, notes and bonds), and

      o money market instruments, including bank certificates of deposit, bankers' acceptances, commercial paper and repurchase agreements

Holdings information must be updated annually thereafter as of December 31 of each year. Annual reports must be delivered to the Compliance Department no later than January 30 of the following year. The initial holdings and annual holdings reports must contain the following information:

      o The title and number of shares, or principal amount, interest rate and maturity date (if applicable), of each security held beneficially;

      o The name of any broker, dealer, bank or custodian with or through which an account is maintained in which the person has a beneficial interest, along with the corresponding account number; and

      o     The date the report is submitted.


      ONGOING REPORTING OF PERSONAL SECURITIES TRANSACTIONS

Each Access Person and Affiliated Person shall

      (i) as noted above, identify to Old Mutual Denver any brokerage or other account, including accounts of Related Persons and

      (ii) authorize Old Mutual Denver to instruct the broker or custodian to deliver to the Compliance Department duplicate confirmations of all transactions and duplicate monthly statements. You are responsible for ensuring initially that the Compliance Department receives these confirmations and statements and for following up subsequently if the Compliance Department notifies you that they are not being received. The Compliance Department may require you to close an account if your broker fails to provide periodic confirmations or account statements on a timely basis.

Each Access Person, Affiliated Person, and their Related Persons, must report all personal securities transactions in which he or she has a beneficial interest, including transactions in shares of all Old Mutual Funds, during a quarter to the Compliance Department no later than thirty days after the end of the calendar quarter. Quarterly transaction reports must include the following information for each individual transaction:

      o     the date of the transaction;

      o title and number of shares or principal amount, interest rate and maturity date (if applicable) of each security involved;

      o the nature of the transaction (i.e., purchase, sale, exchange, gift, or other type of acquisition or disposition);

      o     the price at which the transaction was effected;

      o the name of the broker, dealer or bank with or through which the transaction was effected;

      o     the account number; and

      o     the date the report is submitted.

In addition, for each account established during the quarter in which securities are held for the benefit of an Access Person, Affiliated Person or Independent Director or Trustee, the quarterly report must include:

   o the name of the broker, dealer, custodian or bank with whom the account was established;

   o  the date the account was established;

   o  the account number; and

   o  the date the report is submitted.

   CERTIFICATION OF COMPLIANCE

Each Access Person, Affiliated Person is required to certify annually that

      (i)     he or she has read and understands the Code,
      (ii)    recognizes that he or she is subject to the Code, and
      (iii) he or she has disclosed or reported all personal securities transactions required to be disclosed or reported under the Code.

The Chief Compliance Officer shall annually distribute a copy of the Code and require certification by all covered persons and shall be responsible for ensuring that all personnel comply with the certification requirement.

      REPORTS TO MUTUAL FUND BOARDS

The Chief Compliance Officer shall report to the Boards of Trustees of the Funds on a quarterly basis any material violations of the Code, and, at least yearly, shall report on the efficacy of the Code, together with any recommendations for changes in the Code.

      o     PERSONAL SECURITIES TRADING POLICIES AND PROCEDURES

      PRE-CLEARANCE OF TRANSACTIONS

No Access Person may engage in a personal securities transaction (including a purchase or sale of shares of any Old Mutual Fund that is not a money market fund) unless the transaction has been approved in advance by the Compliance Department as outlined below and executed in accordance with the pre-clearance procedures contained in this Code. Each approval must be in writing and shall be included in the Compliance Department's files and maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

Affiliated Persons are not subject to these pre-clearance procedures, except for purchases and sales of the Old Mutual Funds.

      EXCEPTIONS AND EXEMPTIONS TO THE PRE-CLEARANCE REQUIREMENT

The provisions of this Code are intended to limit the personal investment activities of persons subject to the Code only to the extent necessary to accomplish the purposes of the Code. Therefore, the pre-clearance and reporting provisions of the Code shall not apply to:

      o Purchases or sales effected in any account over which the persons subject to this Code have no direct or indirect influence or control, including discretionary accounts#;

      o Purchases or sales in an amount less than $10,000 in a security of an issuer (other than shares of the Old Mutual Funds) that has a market capitalization of at least $5 billion are exempt from the prohibitions of this Code with respect to whether the Old Mutual Funds are trading the same security for their accounts, and are exempt from the pre-clearance requirements of the Code. HOWEVER, TRADES FALLING WITHIN THIS DE MINIMIS EXCEPTION STILL MUST BE REPORTED PURSUANT TO THE REQUIREMENTS OF THIS CODE. IF YOU RELY UPON THIS DE MINIMIS EXCEPTION IN ERROR (IN OTHER WORDS, IF THE TRADE DOES NOT MEET THE DE MINIMIS TEST) YOU WILL BE SUBJECT TO PENALTIES UNDER THIS CODE. IT IS YOUR RESPONSIBILITY TO PROVE THAT THE TRANSACTION MEETS THIS EXEMPTION;

      o Due to the small likelihood of abuse or conflicts of interest with client interests, purchases and sales of the following securities are exempt from the pre-clearance requirements of the Code:

            o     U.S. government securities
            o     Money Market Mutual Funds
            o     Bank certificates of deposit or commercial paper
            o     Municipal bonds

o Sales made pursuant to odd lot tender offers where acceptance of the tender is discretionary on the part of the issuer. Purchases made as part of an odd lot tender election are subject to the Code.

o Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

o Purchases made as part of a 529 Plan. Rebalancing of investment alternatives in a 529 Plan, which can occur only once a year, also are exempt.

o Regularly scheduled and matching contributions to and withdrawals from a mutual fund or collective trust in a benefit plan.

o Periodic purchases and reinvestments in and withdrawals from a dividend reinvestment plan when the transactions are not subject to the discretion of the buyer or seller (in other words, the transactions are periodic and automatic, and require no decision on the part of the buyer or seller);

o Bona fide gifts of securities, unless you have reason to believe the recipient intends to sell the securities while possessing Material Nonpublic Information;

o Acceptance or vesting and any related stock withholding (for so-called "cashless exercises") of stock options, restricted stock, restricted stock units, phantom stock units or other grants issued under incentive compensation plans;

o Acquisition or disposition of stock in a stock split, reverse stock split, stock dividend, or other transaction affecting all shareholders of the stock in a similar manner; and

o     Rebalancing of allocations in a periodic investment plan, including a 529
      Plan.

o     Hardships

      Under unusual circumstances, such as a personal financial emergency, application for an exemption to make a transaction may be made to the Chief Compliance Officer, which application may be denied or granted. To request consideration of an exemption, submit a written request containing details of your circumstances, reasons for the exception and exception requested. A hardship exemption will not be granted after the fact.

      The Chief Compliance Officer may, in unusual circumstances, approve exceptions from the Code of Ethics applicable to an individual, based on the unique circumstances of such individual and based on a determination that the exceptions can be granted (i) consistent with the individual's fiduciary obligations to Clients and (ii) pursuant to procedures that are reasonably designed to avoid a conflict of interest for the individual. Any such exceptions shall be subject to such additional procedures, reviews and reporting as determined appropriate by the Chief Compliance Officer in connection with granting such exception. Any such exceptions will be reported to the Board of Trustees of the Funds.

ADDITIONAL TRADING RESTRICTIONS

      NO INVESTMENTS IN INITIAL PUBLIC OFFERINGS

      No Access Person or Affiliated Person shall acquire any security in an initial public offering of a security that is not exempt from the provisions of the Code. Initial public offerings of municipal securities are exempt from this prohibition because the Old Mutual Funds ordinarily do not trade in such instruments.

      NO TRANSACTIONS WITH CLIENTS

      No Access Person, Affiliated Person or Outside Trustee shall knowingly sell to or purchase from a client any security or other property except securities issued by that client. For example, although the Old Mutual Funds are clients of Old Mutual Denver, transactions in shares of those Funds is permitted.

      NO CONFLICTING TRANSACTIONS

      No Access Person, Affiliated Person or Outside Trustee shall purchase or sell for his or her own personal account and benefit, or for the account and benefit of any relative, any security (other than shares of a Fund) that the person knows or has reason to believe is being purchased or sold or considered for purchase or sale by a client, until the client's transactions have been completed or consideration of such transactions has been abandoned. The purchase and sale of shares of any Old Mutual Fund is not a conflicting transaction for the purpose of this section.

      PRIVATE PLACEMENTS

      No Access Person or Affiliated Person may acquire any security in a private placement without the prior written approval of the Chief Compliance Officer of Old Mutual Denver. In deciding whether that approval should be granted, consideration will be given to whether the investment opportunity should be reserved for clients and whether the opportunity has been offered because of the person's relationship with Old Mutual Denver or its clients.

      SHORT-TERM TRADING

      No Access Person or Affiliated Person may profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities, other than shares of mutual funds, within 60 days if the same (or equivalent) securities have been held by a Client during such 60-day period. Any profit so realized will be required to be donated to a charitable organization selected by the Person who engaged in such short-term trading.

      Shares of the Old Mutual Funds must be held for at least 90 days before they may be sold at a profit.

      BLACKOUT PERIODS

      The periods leading up to and immediately following the quarterly announcement of portfolio holdings by the Old Mutual Funds is a particularly sensitive period of time for trading in Old Mutual Fund shares from the perspective of complying with applicable securities laws.

      During this period, Access Persons are prohibited from trading in Old Mutual Funds securities and entering into trading plans during the period beginning fifteen days prior to the end of the fiscal quarter and ending at the close of trading on the New York Stock Exchange on the second full trading day following the release of such information. Such release is normally made approximately 15 calendar days following quarter end. The beginning and end of each such blackout periods will be announced by the Compliance Department.

      Old Mutual Denver reserves the right to impose other trading blackouts from time to time on specified groups of its directors, officers, employees, agents or consultants when, in the judgment of the Chief Compliance Officer, a blackout period is warranted. The Compliance Department will notify those affected by such a blackout of when the blackout begins and when it ends. Those affected should not disclose to others the fact of such trading suspension.

      EVEN WHEN THERE IS NO BLACKOUT PERIOD, ANY PERSON POSSESSING MATERIAL NONPUBLIC INFORMATION MAY NOT ENGAGE IN ANY TRANSACTIONS IN RELEVANT

      SECURITIES UNTIL SUCH INFORMATION HAS BEEN KNOWN PUBLICLY FOR AT LEAST TWO FULL TRADING DAYS, WHETHER OR NOT THE COMPLIANCE DEPARTMENT HAS ANNOUNCED A BLACKOUT PERIOD.

      PENALTIES

Old Mutual Denver may impose a range of penalties for violations of the Personal Securities Trading provisions of the Code. Those penalties may range from a letter of reprimand to disgorgement of profits to suspension of trading privileges to termination of employment.

        2005 ANNUAL AFFIRMATION OF
                COMPLIANCE
 FOR EMPLOYEES AND OFFICERS OF OLD MUTUAL     Capital, Inc.
            [LOGO] OLD MUTUAL                 Fund Services
                                              Investment Partners
                                              Shareholder Services

I,   [PRINTED NAME]   , affirm that: (please mark all that apply)
   -------------------

[ ] Contemporaneous with receipt of this affirmation form, I have received a copy of the current Old Mutual Code of Ethics dated April 2005 and Insider Trading Policy dated January 2005 (the "Code").

[ ] I understand the Code of Ethics and my obligations thereunder, and affirm that to the best of my knowledge I have complied with all applicable provisions during calendar 2005.

[ ] Contemporaneous with the receipt of this affirmation form, I have received a copy of the current Old Mutual Insider Trading Policy. I have not traded upon, nor provided to another party who has traded upon, material non-public information that I have obtained during the course of my employment at Old Mutual.

[ ] I have provided to the Compliance Department the names and addresses of each investment account that I had with any firm, including, but not limited to, broker-dealers, banks, custodians and others.

[ ] I have provided to the Compliance Department (or have authorized the Compliance Department to obtain) copies of account statements or other reports showing each and every transaction in any security in which I have a beneficial interest, as defined in the Code, during calendar 2005;

                                       or

[ ] During calendar 2005 there were no transactions in any security in which I had a beneficial interest required to be reported pursuant to the Code.

[ ] Through my broker/dealer(s)/custodian(s) I have provided the Compliance Department with account statements that contain all of my securities holdings as of December 31, 2005;

                                       or

[ ] I have completed the Annual Holdings Disclosure Report attached to this affirmation form.

[ ] I have not accepted from, or given to, a current or prospective customer or supplier of Old Mutual, a cash gift, check, gift certificate convertible into cash, or other gifts exceeding $100 in retail value during the most recently ended calendar year.

[ ] I have not knowingly sold to or purchased from a client any security or other property.

[ ] I have not acquired any security in an initial public offering.

[ ] I presently have an additional job outside Old Mutual, have notified my supervisor and the Compliance Department of this position, and have received written approval to have such outside employment. (If this box is checked, please describe outside employment below).

[ ] During the fourth quarter of 2005, the following transactions were effected in Covered Securities, Managed Mutual Funds and Affiliated Funds (as defined in Old Mutual Capital's Code of Ethics) of which I had, or by reason of such transaction acquired, direct or indirect Beneficial Ownership (as defined by Old Mutual Capital's Code of Ethics), and which are required to be reported pursuant to Old Mutual Capital's Code of Ethics. (List the transactions below or attach brokerage statement(s) if such statements are not already provided to the Compliance Department by the broker-dealer(s)/custodian(s).)


-------------------------------------------------------------------------------------
Security    Date of                 Interest Rate   $ Amt of
 Broker   Transaction  # of Shares   and Maturity  Transaction  Activity (B/s)  Price
--------  -----------  -----------  -------------  -----------  --------------  -----


      [ ]   I have not effected any personal transactions for the past quarter.
      [ ]   All such transactions have been reported automatically by my broker-dealers(s)/custodian(s).
-------------------------------------------------------------------------------------

[ ] Please list below all accounts opened during the fourth quarter of 2005 with the date each account was opened. Any account in which you can acquire or trade a COVERED SECURITY, MANAGED FUND or AFFILIATED FUND must be reported:

      BROKER/BANK NAME            ACCOUNT NUMBER                DATE OPENED
      ----------------            --------------                -----------


      [ ] I have not opened any reportable brokerage accounts during the past quarter.


      I hereby certify that the above information is a true, accurate and complete statement of my activities subject to the OMCAP Code of Ethics, the OMCAP Insider Trading Policy and other OMCAP policies referred to above.

      SIGNATURE:                             DATE:
                ----------------------------      --------------------------

      PLEASE NOTE THIS REPORT MUST BE COMPLETED AND RETURNED TO COMPLIANCE NO LATER THAN MONDAY, JANUARY 23, 2006. PLEASE SIGN, SCAN AND E-MAIL TO SHELLIE.HUNTER@.OLDMUTUALCAPITAL.COM, FAX TO 720.200.2295, OR PLACE IN THE DESIGNATED BOX ON SHELLIE'S DESK.

      THANK YOU.

      [LOGO] OLD MUTUAL  Investment
                         Partners
                                               ANNUAL HOLDINGS DISCLOSURE REPORT

NAME:                                   AS-OF DATE OF REPORT: DECEMBER 31, 2005
     ---------------------------------                        ------------------



                                                                                 MARKET VALUE
                                                                                 OR PRINCIPAL   BROKERAGE/CUSTODIAN ACCOUNT
        SECURITY NAME AND TYPE (E.G. CISCO STOCK)  TICKER/CUSIP  QUANTITY OWNED     AMOUNT      WHEN HELD (IF APPLICABLE)
---------------------------------------------------------------------------------------------------------------------------
1.
---------------------------------------------------------------------------------------------------------------------------
2.
---------------------------------------------------------------------------------------------------------------------------
3.
---------------------------------------------------------------------------------------------------------------------------
4.
---------------------------------------------------------------------------------------------------------------------------
5.
---------------------------------------------------------------------------------------------------------------------------
6.
---------------------------------------------------------------------------------------------------------------------------
7.
---------------------------------------------------------------------------------------------------------------------------
8.
---------------------------------------------------------------------------------------------------------------------------
9.
---------------------------------------------------------------------------------------------------------------------------
10.
---------------------------------------------------------------------------------------------------------------------------

I certify that I have provided a complete list of all holdings in covered Securities, Managed Funds and Affiliated Funds in which I have a beneficial interest.

[ ] Check here if you have no holdings in covered Securities, Managed Funds or Affiliated Funds to report.

[ ] Check here if attaching brokerage statement(s) of holdings in lieu of, or in addition to, reporting individual positions above. Indicate number of brokerage statements attached:
                                    ------

-------------------------------      -------------------------------------------
Signature:                           Date:

If the report you are submitting is more than one page, indicate the total number of pages of your report:
                               ------

                   REQUEST FOR PERMISSION TO TRADE SECURITIES

I HEREBY REQUEST PERMISSION TO BUY ___/SELL___ (CHECK ONE) THE SPECIFIED SECURITY INDICATED BELOW FOR MY OWN ACCOUNT OR ANOTHER ACCOUNT IN WHICH I HAVE A BENEFICIAL INTEREST OR LEGAL TITLE:

-------------------------------------------------------------------------------------------
# SHARES/PRINCIPAL  NAME OF ISSUER  DESCRIPTION (E.G., COMMON STOCK)  TICKER SYMBOL  Broker
     AMOUNT
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------


I BELIEVE THAT THE ABOVE-REQUESTED TRANSACTION(S) IS/ARE NOT PROHIBITED UNDER EITHER THE OLD MUTUAL CODE OF ETHICS OR THE OLD MUTUAL POLICIES AND PROCEDURES DESIGNED TO DETECT AND PREVENT INSIDER TRADING BECAUSE:


[ ] TO THE BEST OF MY KNOWLEDGE, THIS TRANSACTION IS NOT POTENTIALLY HARMFUL TO ANY ACCOUNTS OR MUTUAL FUND PORTFOLIOS DISTRIBUTED, MANAGED AND/OR SERVICED BY OLD MUTUAL ADVISOR FUNDS, OLD MUTUAL ADVISOR FUNDS II, OLD MUTUAL CAPITAL, INC., OLD MUTUAL INVESTMENT PARTNERS, OLD MUTUAL SHAREHOLDER SERVICES, OR OLD MUTUAL FUND SERVICES, GIVEN THE SIZE OF THE TRANSACTION COMPARED TO THE EXISTING MARKET FOR SUCH SECURITIES. FURTHERMORE, TO THE BEST OF MY KNOWLEDGE, NONE OF SUCH ACCOUNTS OR PORTFOLIOS HAS PURCHASED OR SOLD THE SECURITY LISTED ABOVE DURING THE LAST SEVEN DAYS, NOR IS IT BEING CONSIDERED FOR PURCHASE IN SUCH ACCOUNTS AND PORTFOLIO; AND

[ ] THE REQUESTED TRANSACTION WILL NOT RESULT IN A MISUSE OF INSIDE INFORMATION OR IN ANY CONFLICT OF INTEREST OR IMPROPRIETY WITH REGARD TO ANY ACCOUNTS OR PORTFOLIOS DISTRIBUTED, MANAGED AND/OR SERVICED BY ANY OLD MUTUAL ENTITY.

ADDITIONALLY (PLEASE CHECK ALL THAT APPLY):

[ ] I HAVE NOTIFIED THE COMPLIANCE DEPARTMENT OF THE EXISTENCE OF THE ACCOUNT IN WHICH THIS TRADE WILL OCCUR.

[ ] THE ABOVE PROPOSED TRANSACTION IS TO BE EXECUTED AS A MARKET ORDER, NOT A LIMIT ORDER.

[ ] IF THE ABOVE PROPOSED TRANSACTION IS A LIMIT ORDER, I UNDERSTAND THAT ANY APPROVAL GIVEN FOR SUCH TRANSACTION IS EFFECTIVE ONLY FOR TWO TRADING DAYS, AND THAT IF THE LIMIT ORDER IS NOT FILLED IN THAT TIME, I MUST SUBMIT ANOTHER REQUEST FOR PERMISSION OR CANCEL THE LIMIT ORDER.

[ ] THE ABOVE PROPOSED TRANSACTION IS NOT A PURCHASE IN AN INITIAL PUBLIC OFFER (IPO); SUCH PURCHASES ARE PROHIBITED UNDER THE CODE OF ETHICS.

[ ] IF THE PROPOSED TRANSACTION IS A SALE OF SHARES OF A MANAGED FUND (AS DEFINED IN THE CODE OF ETHICS), I HAVE HELD THESE SHARES FOR AT LEAST 90 DAYS.

[ ] IF THE PROPOSED TRANSACTION IS A SALE OF OTHER SECURITIES, I HAVE HELD SUCH OTHER SECURITIES FOR AT LEAST 60 DAYS.

[ ]   THE ABOVE TRANSACTION DOES    /    DOES NOT (CHECK ONE) INVOLVE THE
                                --- ---
      PURCHASE OR SALE OF A LIMITED OFFERING (AS DEFINED IN THE CODE OF ETHICS).


[ ] THE ABOVE PROPOSED TRANSACTION, TOGETHER WITH MY CURRENT HOLDINGS IN THE ISSUING COMPANY, WILL RESULT IN MY HAVING A BENEFICIAL INTEREST IN MORE THAN 5% OF THE OUTSTANDING VOTING SECURITIES OF THE ISSUING COMPANY. IF THIS ITEM IS CHECKED, STATE THE BENEFICIAL INTEREST THAT YOU WILL HAVE IN THE ISSUING COMPANY'S VOTING SECURITIES AFTER THIS PURCHASE:
                    .
      --------------

[ ]   I BELIEVE THAT THIS TRANSACTION QUALITIES FOR THE DE MINIMIS EXCEPTION
      UNDER THE CODE OF ETHICS IN THAT IT INVOLVES     SHARES OR LESS AND THE
                                                  ----
      ISSUING COMPANY HAS A MARKET CAPITALIZATION OF AT LEAST $       . I ALSO
                                                               -------
      CERTIFY THAT I HAVE NOT PURCHASED SECURITIES OF THE SAME ISSUING COMPANY IN RELIANCE UPON THE DE MINIMIS EXCEPTION WITHIN THE PAST 30 DAYS.

IF THIS REQUESTED TRANSACTION IS APPROVED, I SHALL PROVIDE, OR DIRECT MY BROKER TO PROVIDE, A COPY OF A CONFIRMATION OF THE REQUESTED TRANSACTION TO THE COMPLIANCE DEPARTMENT WITHIN 10 DAYS OF TRANSACTION.


-----------------------------        --------------------       ----------------
SIGNATURE                            PRINT NAME                 PHONE/FAX NUMBER


APPROVED:                             DATE:
         -----------------                 -----------
                TRADE MUST BE PLACED BEFORE CLOSE OF NYSE TRADING ON
                                                                    ------------
APPROVAL DENIED:                      DATE:
                ---------                  -----------


-------------------------
(1) For purposes of this Code, references to the "Chief Compliance Officer" include persons in the Compliance Department to whom the Chief Compliance Officer has delegated authority in the areas referenced.

# In order for an account to be deemed discretionary under this Code, approval must be received by the Chief Compliance Officer. Supporting documentation must be provided in the form of a letter from the manager of the discretionary account and a copy of the most recent account statement. Ordinarily, for an account to be deemed a discretionary account, it must be managed by someone other than the Access or Affiliated Person or Related Person, and the Access Or Affiliated Person must not have knowledge of the transactions until after they are executed, and the Access or Affiliated Person has previously identified the account to Old Mutual Denver's Chief Compliance Officer.